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                                                                      EXHIBIT 99

                                   AGREEMENT

          AGREEMENT made November 3, 1995 (this "Agreement") by and between Tracinda Corporation, a Nevada corporation ("Tracinda"), and Lee A. Iacocca ("Iacocca").

          WHEREAS, the parties to this Agreement have previously entered into a Consulting Agreement dated May 9, 1995 (the "Consulting Agreement"), and a Value Sharing Agreement dated as of June 24, 1995 (the "Value Sharing Agreement");

          WHEREAS, Iacocca holds options to purchase shares of common stock, $1.00 par value (the "Common Stock"), of Chrysler Corporation (the "Company"), granted under stock option or stock compensation plans of the Company as well as certain appreciation rights related to such Common Stock granted by the Company (collectively, the "Options"), a portion of which Options Iacocca has sought to exercise;

          WHEREAS, the Company has taken the position that conditions precedent to the exercise of such Options have not been satisfied, which position is disputed by Iacocca (the "Dispute"); and

          WHEREAS, the parties to this Agreement desire to amend the Consulting Agreement and the Value Sharing Agreement to provide for certain rights and remedies of the parties in connection with the foregoing in order to assure, among other things, that Iacocca will receive at least $42 million in the aggregate, whether from the Company, Tracinda or both, in respect of his interest in the Options and his rights under the Value Sharing Agreement;

          NOW, THEREFORE, the parties hereto agree as follows:

          1.  For the purpose of this Agreement:

          "Favorable Outcome" shall mean that Iacocca receives Final Value with respect to the Options which is equal to or greater than $42 million.

          "Fee and Expense Amount" shall mean the aggregate of (i) all legal fees and expenses incurred by Iacocca on or after the date of this Agreement in connection with any Action (as defined herein) actually reimbursed by Tracinda pursuant to this Agreement plus (ii) all legal fees and expenses incurred by Iacocca prior to the date of this Agreement in anticipation of or in connection with any Action actually reimbursed by Tracinda.

          "Final Value" shall mean, without duplication, the sum of (a) all cash payments due or damages (including compensatory damages, punitive damages,
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penalties, interest and any other amounts) awarded to Iacocca pursuant to any
Settlement or Judgment, as the case may be, plus (b) the product of (i) the excess of (x) the Fair Market Value (as defined in the Value Sharing Agreement) of a share of Common Stock for the 20 trading days ending on the date of entry of a Judgment or execution of a Settlement, as the case may be, over (y) the exercise price per share of Common Stock, multiplied by (ii) the number of Options which Iacocca is permitted to exercise pursuant to such Judgment or Settlement, plus (c) the Fair Market Value of any other property to be received by Iacocca pursuant to any Judgment or Settlement, plus (d) an amount equal to the product of (i) the excess of (x) the Fair Market Value as of the date of exercise of a share of Common Stock over (y) the exercise price per share of Common Stock, multiplied by (ii) the number of Options exercised by Iacocca, if Iacocca is permitted to exercise any Options for any reason other than by reason of the entry of a Judgment or the execution of a Settlement, plus (e) the amount of cash or the Fair Market Value as of the date of receipt of any other property (other than Common Stock) received by Iacocca upon the sale or exchange of any Options if Iacocca is permitted to sell or exchange such Options for any reason other than by reason of the entry of a Judgment or the execution of a Settlement.

          Final Value shall be deemed to have been "received" (i) for purposes of clauses (a), (b) and (c) of the preceding paragraph, at the time of entry of a Judgment or execution of a Settlement, as the case may be, (ii) for the purpose of clause (d) of the preceding paragraph, at the time of exercise of any Option, and (iii) for the purpose of clause (e) of the preceding paragraph, at the time of sale or exchange of any Option.

          "Judgment" shall mean a final judgment with respect to the Dispute of a court of competent jurisdiction which is no longer subject to appeal or review.

          "Settlement" shall mean a binding settlement agreement between Iacocca and the Company with respect to the Dispute.

          "Value Sharing Payment" shall mean each payment (including the Minimum Payment (as defined herein)) due to Iacocca under Section 1(b)(i) or 1(b)(ii) of the Value Sharing Agreement.

          2. In the event that Iacocca is a party to any actions, suits or proceedings arising out of, resulting from or relating to the Dispute (each, an "Action"), Tracinda shall reimburse Iacocca for the reasonable legal fees and expenses of one firm of primary legal counsel to Iacocca and one firm of local legal counsel (each of which counsel shall be reasonably acceptable to Tracinda) incurred on or after the date of this Agreement in connection with any such Action, as such reasonable legal fees and expenses are incurred, up to a maximum of $2,000,000. Iacocca shall control any Action, but Iacocca shall, and shall cause counsel to Iacocca to, coordinate and consult with Tracinda and its legal counsel in connection with any Action.

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          3.  (a)  Unless there is a Favorable Outcome to the Dispute, notwithstanding any provision of the Value Sharing Agreement to the contrary, no Value Sharing Payment shall be made by Tracinda to Iacocca, except to the extent that, when added to the sum of (i) any Value Sharing Payments previously made to Iacocca and (ii) any amounts of Final Value previously received by Iacocca, such payments would not exceed $42 million in the aggregate.

          (b) If any event shall occur (whether a Judgment, a Settlement or any other event) as a result of which there will not be a Favorable Outcome to the Dispute, upon the payment by Tracinda of all amounts payable to Iacocca under the Value Sharing Agreement as amended by this Agreement, the Value Sharing Agreement shall terminate.

          4. (a) If a Favorable Outcome to the Dispute has not theretofore occurred, at the time provided in paragraph (f) of Section 1 of the Value Sharing Agreement with respect to amounts payable pursuant to paragraph (b)(i) of such Section 1, Tracinda shall pay to Iacocca an amount (the "Minimum Payment") equal to the excess, if any, of (x) $42 million over (y) the sum of
(1) any amounts of Final Value previously received by Iacocca and (2) any Value Sharing Payments previously made to Iacocca pursuant to paragraph (b)(ii) of
Section 1 of the Value Sharing Agreement.

          (b) Unless there is a Favorable Outcome to the Dispute, within 10 days following any event which results in Iacocca receiving Final Value which, when added to any Value Sharing Payments previously made to Iacocca and any Final Value previously received by Iacocca, would exceed $42 million, Iacocca shall pay to Tracinda an amount in cash equal to such excess; provided that the aggregate amount payable by Iacocca to Tracinda pursuant to this paragraph shall not exceed the aggregate amount of Value Sharing Payments previously received by Iacocca.

          (c) If there is a Favorable Outcome to the Dispute: (i) within 10 days following such Favorable Outcome, Tracinda shall pay to Iacocca the excess of
(x) the sum of (A) any Value Sharing Payments previously earned but not theretofore paid to Iacocca (because of Section 3 of this Agreement or otherwise) and (B) any amounts paid by Iacocca pursuant to paragraph (b) of this Section (other than amounts in respect of any Minimum Payment included in the Value Sharing Payments referred to in paragraph (b) of this Section) over (y) the Fee and Expense Amount; (ii) Iacocca shall be entitled to receive, in accordance with Section 1 of the Value Sharing Agreement, any Value Sharing Payments earned by Iacocca after the date of such Favorable Outcome (less any portion of the Fee and Expense Amount not previously offset under clause (i) or repaid under clause (iii) of this paragraph); and (iii) if any portion of the Fee and Expense Amount has not previously been repaid by Iacocca or offset by Tracinda under clauses (i) and (ii) of this paragraph and/or the Minimum Payment, if any, paid pursuant to paragraph (a) of this Section exceeds the Value Sharing Payments actually earned by Iacocca under Sections 1(b)(i) and 1(b)(ii) of the Value Sharing Agreement prior to the

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date the Minimum Payment is made (the excess of such Minimum Payment, if any, over the Value Sharing Payments actually earned by Iacocca prior to the date the Minimum Payment is made being the "Excess Amount"), within 10 days following the receipt by Iacocca of any Final Value in respect of the Options or the Dispute, Iacocca shall pay to Tracinda an amount in cash equal to the lesser of (x) such Final Value and (y) the portion of the Fee and Expense Amount and/or the Excess Amount, if any, which has not previously been repaid by Iacocca or offset by Tracinda pursuant to this paragraph.

          5. Iacocca acknowledges and agrees that the rights of Iacocca under this Agreement are in lieu of any rights and remedies of Iacocca under Sections 3, 4 and 5 of the Consulting Agreement arising out of, resulting from or relating to (but only arising out of, resulting from or relating to) the Options and any other agreements, plans or arrangements with any party other than Tracinda to which Iacocca is a party or under which Iacocca may have any rights to payments, compensation or benefits (collectively, "Other Agreements"), and Iacocca hereby irrevocably waives any and all rights under Sections 3, 4 and 5 of the Consulting Agreement with respect to (but only with respect to) the Options and any Other Agreements.

          6. Iacocca hereby represents and warrants that, except for Iacocca and Tracinda, no person has any interest in or rights with respect to the Options or under this Agreement, the Consulting Agreement or the Value Sharing Agreement.

          7. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Nevada.

          8. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

          9. The terms and provisions of this Agreement, the Consulting Agreement and the Value Sharing Agreement constitute the entire agreement between the parties hereto and shall supersede all previous communications, representations or agreements, either verbal or written, between the parties hereto with respect to this subject matter. This Agreement may not be enlarged, modified or altered except in writing signed by the parties.

          10. Except as expressly modified hereby, the Consulting Agreement and the Value Sharing Agreement remain in effect without amendment or modification.

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          IN WITNESS WHEREOF, the parties have executed this Agreement on the date first written above.


                              TRACINDA CORPORATION

                              By:/s/ Anthony L. Mandekic
                                 ------------------------
                                 Anthony L. Mandekic
                                 Secretary/Treasurer


                                 /s/ Lee A. Iacocca
                                 ------------------------
                                 Lee A. Iacocca



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